Exhibit 10.1

LETTER AGREEMENT

Dated as of April 24, 2014

This letter agreement (“Agreement”) sets forth the terms and conditions of a transaction (the “Transaction”) whereby NanoMed Targeting Systems Inc., whose address is 4901 Richmond Square, Suite 103, Oklahoma City, OK 73118, or any of its successors, assigns, subsidiaries or affiliates (collectively referred to herein as the “Company”) will effect a reverse merger (the “Merger”) with and into Stalar 2, Inc., a Delaware corporation (the “Reporting Company”), an entity controlled by Dr. Steven Fox, whose address is c/o Dr. Steven Fox, 317 Madison Avenue, Suite 1520, New York, NY 10017. The Company and the Reporting Company may be referred to herein individually as a “Party” or collectively as the “Parties.”

This Agreement evidences the agreement of the Parties and sets forth the general guidelines pursuant to which they will fulfill their respective due diligence obligations and discharge their fiduciary duties by negotiating in good faith, the terms and conditions of definitive transaction agreements (the “Transaction Agreements”).

1.	Form of Transaction.

(a)	The Merger shall be structured to include the following elements: (i) the acquisition by the Reporting Company of all of the outstanding equity interests of the Company from the owners thereof in exchange for newly issued shares of common stock of the Reporting Company and (ii) a private placement transaction by the Reporting Company resulting in gross proceeds to the Reporting Company of at least $1 million which shall occur simultaneously with the closing of the Merger (the “Private Placement”).

(b)	Immediately following consummation of the Merger and Private Placement, the fully-diluted capital stock of the Reporting Company (calculated post-money, e.g. after the Private Placement) shall be held as follows: (i) the previous shareholders of the Reporting Company and the investors in the Private Placement shall own an aggregate of forty-five percent (45%), and (ii) the prior shareholders of the Company, and any shareholders resulting from the Company’s other capital-raising activities including, but not limited to, those referenced below, shall own fifty-five percent. The shares held by the previous shareholders of the Reporting Company shall be entitled to piggy-back registration rights.

2.	Exclusive Dealing.

(a) Except for up to $105,000, which can be raised by the Company, the Company, the Company’s shareholders and the Company’s directors, officers, employees and agents: will not directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider any proposal of any other person relating to an acquisition or merger of the Company into an entity that is a reporting company under the Exchange Act of 1934, as amended, for a period of twelve months from the date hereof.

(b) The Company will immediately notify the Reporting Company regarding any contact between the Company, and any other person or entity regarding any such offer or proposal or any related inquiry.

3.	Costs; Escrow. It is hereby understood and agreed that: (i) the Company shall bear all of the costs and expenses (including broker's or finder’s fees, if any, and the expenses of its representatives, including, without limitation, attorneys’ fees and accountants' fees) incurred at any time in connection with preparation and filing of any registration statement filings, shareholder exchanges agreements, 14(f) information statements, form 211, and such related filings and agreements; (ii) the Reporting Company shall bear all of the costs and expenses (including broker's or finder’s fees, if any, and the expenses of its representatives, including, without limitation, attorneys’ fees and accountants' fees) incurred at any time in connection with preparation and filing of its periodic filings on Form 10-Q, Form 10-K and Form 8-K when applicable. As to the remaining costs and expenses, the Company and the Reporting Company will be each responsible for and bear all of their own costs and expenses.

4.	No Fiduciary Relationship. It is understood and agreed that neither the Reporting Company, nor its officers or directors are acting as agent or fiduciary of, and have no liabilities to, the equity holders of the Company or any other third party in connection with this Agreement or the Merger, all of which liabilities are expressly waived.

5.	Initial Due Diligence. The Reporting Company, on one hand, and the Company, on the other hand, shall have the right to perform initial due diligence (“Initial Due Diligence”) of the other Party as it deems necessary and appropriate so that it can determine, in its sole and absolute discretion, whether the other Party is a suitable candidate for the Merger. Reporting Company’s Initial Due Diligence may include, without limitation, consultation with the Company’s accountants and PCAOB-registered independent auditing firm regarding whether the Company’s financial statements can be audited in accordance with US GAAP and the requirements of the SEC. The Company’s Initial Due Diligence may include, without limitations, the shareholders list of the Reporting Company. Either Party shall have the right to terminate this Agreement upon giving notice to the other Party, if it determines, in its sole and absolute discretion, that it is not satisfied with a material item discovered during the due diligence process (a “Due Diligence Exception”).

6.	Definitive Transaction Agreements. As soon as shall be reasonably practicable after the execution of this Agreement, but no later than August 24, 2014, the Parties will enter into the definitive Transaction Agreements. It is expected that the definitive Transaction Agreements will reflect the following closing conditions / deliverables:

(a)	The completion of the Private Placement.

(b)	The delivery by the Company of audited financial statements of the Company for the fiscal years specified in Rule 8-04(b) of Regulation S-X and the unaudited consolidated financial statements of the Company for the interim periods specified in Rule 8-04(b) of Regulation S-X.

(c)	The delivery by the Company of written information regarding the Company’s business, properties, liquidity and capital resources, officers, directors, principal shareholders, material pending litigation and any and all such other matters as required to be filed in the Reporting Company’s Current Report on Form 8-K reporting the transaction (collectively, the “Form 10 Information”).

(d)	The appointment of certain individuals as officers and directors of the Reporting Company as agreed by the Parties.

7.	Confidential Information.

(a) For the purposes of this Agreement, the “Confidential Information” of one Party (the “Disclosing Party”) shall mean any and all documents, information, trade secrets or other data (whether recorded or otherwise), concerning such Party or any of its subsidiaries or other affiliates, their respective businesses, customers, potential customers, suppliers, partners, service providers, brokers, marketing plans, advertising, contracts, potential contracts, strategies, forecasts, pricing methods, practices, techniques, business plans, financial plans, research, development, purchasing, accounting, know-how, technical data, processes and product development.

(b) Each Party that receives Confidential Information (a “Receiving Party”) of a Disclosing Party hereby agrees that it shall (i) hold in confidence all Confidential Information of the Disclosing Party and will not, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, appropriate or otherwise communicate any such Confidential Information, without the prior written consent of the Disclosing Party, and (ii) upon the request of the Disclosing Party, the Receiving Party shall deliver to the Disclosing Party all memoranda, notes, records, manuals and other documents, including all copies of such materials and all documentation prepared or produced in connection therewith, containing the Disclosing Party’s Confidential Information, whether made or compiled by the Receiving Party or furnished to the Receiving Party from another source.

(c) Notwithstanding the provisions of Section (b), either Party (a “Revealing Party”) shall have the authority to disclose Confidential Information about the Disclosing Party, to the extent that such disclosure is: (i) required by law; (ii) required by the rules and regulations of any governmental agency (including without limitation the U.S. Securities and Exchange Commission) or self-regulatory organization (“SROs”), including without limitation FINRA, the Over-the-Counter Bulletin Board, the Nasdaq Stock Market, the American Stock Exchange and the New York Stock Exchange; (iii) required by order of any arbitrator, mediator or court having jurisdiction over the Revealing Party; or (iv) information that has already become public through no action of the Revealing Party; and provided further that in the case of a disclosure under Sections 5(c)(i), (ii) or (iii), the Revealing Party shall give prompt written notice to the Disclosing Party so that the Disclosing Party may, in its sole and absolute discretion, but without affecting the right and obligations of the Revealing Party to make the disclosures required of it, seek to take action to limit the disclosures required of the Revealing Party.

8.	Indemnification. To the fullest extent permitted by law, the Company, on the one hand, and the Reporting Company, on the other hand, will, and hereby does, indemnify, hold harmless and defend the other Party and its directors, officers, employees, counsel, agents, representatives of, and each person, if any, who controls within the meaning of the Securities Act or the Exchange Act, the other Party (each, an “Indemnified Person”), against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs, attorneys’ fees, amounts paid in settlement or expenses, joint or several (collectively, a “Claim”) incurred in investigation, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency or body, whether pending or threatened, whether or not an Indemnified Person is or may be a Party thereto, to which any of them may become subject, insofar as such Claims arise out of or are based upon any breach of any of the respective representations, warranties, covenants and agreements contained in this Agreement. The indemnifying Party shall reimburse the Indemnified Person, promptly as such expenses are incurred and are due and payable. This section shall survive termination of this Agreement.

9.	Independent Contractor. In the performance of the services provided under this Agreement and any other services one Party may provide to the other, the parties shall act in the capacity of independent contractor and not as officer, employee, joint venture or partner of the other Party.

10.	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior oral or written agreements, understandings, representations and warranties, and courses of conduct and dealing between the parties on the subject matter hereof. Except as otherwise provided herein, this Agreement may be amended or modified only in writing, executed by all of the parties hereto.

11.	Governing Law; Dispute Resolution. This Agreement will be governed by and construed under the laws of the State of New York but without regard to conflicts of laws principles. The Reporting Company, in its sole discretion, may commence a legal action or claim for specific performance against the Company in the State of New York. The Company hereby submits to the exclusive personal and subject matter jurisdiction of the federal or state courts located in the State of New York.

12.	Counterparts. This Agreement may be executed in one or more counterparts by delivery of an original or electronic copy of a signed counterpart, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

13.	Term and Termination. This Agreement shall be in effect for a period of four (4) months from the date hereof; provided, however, in the event that one of the Parties determines that there is a Due Diligence Exception, then that Party shall have the right to immediately terminate this Agreement without any liability to the other Party. Notwithstanding anything to the contrary contained in this Agreement, Section 7 (confidentiality) and Section 8 (indemnification) shall survive the termination of this Agreement for periods of seven years and three years from the date of this Agreement, respectively.

14.	Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the Party to be notified; (ii) when sent, if sent by electronic mail (with electronic receipt requested) or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day; (iii) three (3) calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the first page of this Agreement, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 12.

15.	Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

16.	Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

17.	Amendment. Any amendments to this Agreement shall be in writing, signed by both Parties.

[SIGNATURE PAGE FOLLOWS]

VERY TRULY YOURS,

Stalar 2, Inc.

By:	/s/Steven R. Fox
Dr. Steven R. Fox, President

ACKNOWLEDGED AND AGREED TO BY:

COMPANY:

NANOMED TARGETING SYSTEMS INC.

By:	/s/ Alex Harel
Alex Harel - CEO